www.TractorSupply.com

TRACTOR SUPPLY COMPANY ANNOUNCES AGREEMENT TO ACQUIRE ORSCHELN FARM AND HOME, A FARM AND RANCH RETAILER WITH 167 STORES IN THE MIDWEST

Brentwood, TN, February 17, 2021 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, today announced that it has entered into an agreement to acquire Orscheln Farm and Home in an all-cash transaction for approximately $297 million, net of acquired estimated future tax benefits of $23 million. Orscheln Farm and Home operates 167 stores located in 11 states: Missouri, Kansas, Nebraska, Iowa, Indiana, Oklahoma, Arkansas, Texas, Kentucky, Illinois and Ohio. The acquisition is conditioned on the receipt of regulatory approval and satisfactory completion of customary closing conditions.

“This is an exciting step for Tractor Supply as we expand our footprint in the Midwest with the high-quality assets of Orscheln Farm and Home. We have always had great respect for Barry Orscheln and the team at Orscheln Farm and Home for the strong connection they have with customers in the communities they serve, along with their industry knowledge and capabilities. With our shared values and passion for the Out Here lifestyle, we are honored to welcome Orscheln Farm and Home to the Tractor Supply family. We look forward to bringing together our highly complementary cultures and teams to realize the long-term value and benefits that we expect this acquisition to deliver,” said Hal Lawton, Tractor Supply’s President and Chief Executive Officer.

Barry Orscheln, Chairman and CEO of Orscheln Farm and Home, commented, “For more than 60 years, my family, our Orscheln Farm and Home employees and I have been committed to serving the needs of rural communities across the Midwest. I am very proud of all that we have accomplished over this time. I am confident that with Tractor Supply our stores will be well-positioned to continue Orscheln’s tradition of taking care of our customers and communities for the next phase of growth.”

Tractor Supply’s preliminary estimates indicate the acquisition will be immediately accretive to earnings per share upon closing. The earnings accretion is anticipated to grow over time as planned synergies are achieved. Tractor Supply intends to fund the acquisition through existing cash on hand.

For Tractor Supply, Goldman Sachs & Co. LLC is acting as financial advisor, and Bass, Berry & Sims PLC is acting as legal advisor. Fifth Third Securities is acting as financial advisor to Orscheln Farm and Home, while Stinson LLP is acting as legal advisor.

About Tractor Supply Company
Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, has been passionate about serving its unique niche, as a one-stop shop for recreational farmers, ranchers and all those who enjoy living the rural lifestyle, for more than 80 years.  Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service that addresses the needs of the Out Here lifestyle.  With more than 42,000 Team Members, the Company leverages its physical store assets with digital capabilities to offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday low prices they deserve.  At December 26, 2020, the Company operated 1,923 Tractor Supply stores in 49 states and an e-commerce website at www.TractorSupply.com.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services.  At December 26, 2020, the Company operated 182 Petsense stores in 25 states.  For more information on Petsense, visit www.Petsense.com.

Forward-Looking Statements

This press release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan,” “believe,” “estimate,” “expect,” “anticipate” and/or the negatives or variations of these terms or similar terminology. Such forward-looking statements include those that address activities, events or developments that the Company or its management believes or anticipates may occur in the future, including the closing of the transaction and the benefits expected therefrom, including anticipated tax benefits, earnings enhancements and synergies. All forward-looking statements are based upon the Company’s current expectations, various assumptions, and data available from third parties. The Company’s expectations and assumptions are expressed in good faith, and the Company believes there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those set out in the forward-looking statements, including: the possibility that the transaction will not close or that the closing may be delayed; the possibility that we may be unable to obtain regulatory approval for the transaction; the potential for litigation or governmental investigations relating to the transaction; the occurrence of events, changes or circumstances that could give rise to the termination of the definitive agreement; the risk that we may be unable to successfully integrate the acquired business; the risk that we may not realize the benefits expected from the transaction; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement of the transaction; the risk that the funds required to complete the transaction become unavailable; completing the transaction may distract the Company’s management from other important matters; and the other factors discussed in “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019, and in the Company’s other filings with the Securities and Exchange Commission which are available at http://sec.gov. The Company undertakes no obligation to update publicly or revise any forward-looking statements in light of new information or future events. For any forward-looking statements contained in this or any other document, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and the Company assumes no obligation to update any such statement.